UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[MESSAGE POSTED ON ACORDA WEBSITE]

A Brief Message from Acorda’s CEO, Ron Cohen, M.D., Regarding the Importance of Voting “FOR” Proposal One

Your vote “FOR” Proposal One at the Special Meeting of Stockholders on August 28th is critically important. We encourage you to watch the video below to learn more.

[LINK TO ACOR PROPOSAL ONE VIDEO]

PLEASE TAKE A MOMENT TO VOTE YOUR SHARES NOW!

•	Simply locate the Control Number shown on the proxy card, voting instruction form or email recently sent to you,
•	Access the voting website or toll-free number indicated, enter your Control Number and follow the easy instructions to vote FOR Proposal One.

If you have any questions about how to vote your shares, please call the firm assisting us in the solicitation.

INNISFREE M&A INCORPORATED

TOLL-FREE, at (877) 717-3929 (from the U.S. and Canada)

or (412) 232-3651 (from Other locations)

10:00 am - 6:00 pm ET Monday to Friday and 10:00 am - 2:00 pm on Saturdays

THANK YOU FOR YOUR SUPPORT!

ACOR Proposal One Video Transcript

Hello. I’m Ron Cohen, President and CEO of Acorda Therapeutics. Thanks for tuning in. On Friday, August 28th, we’re going to hold a Special Shareholders Meeting to vote again on Proposal One. Proposal One increases the authorized shares of the Company from 80 million to 370 million – and I’d like to take just a few minutes to explain to you why this is so critical to the Company’s future.

Acorda has $276 million of convertible debt that is due in December of 2024 – or which can be converted into Acorda shares at the request of shareholders at a price of $3.50 per share. In addition, we have 6% annual interest payments on that debt – or over $12 million – and we have another tranche of debt that is due next year in June 2021 – another $69 million of convertible debt.

If we are forced to pay that debt and interest in cash, it will likely drive the Company into bankruptcy, which is not in the interest of shareholders – in the view of myself, the Board and the leadership team.

Having those authorized shares would permit us to settle the debt and the interest in stock, as needed. And in fact, the vast majority of the requested shares are for that purpose. Only a very minority – about 40 million shares – are set aside for potential business purposes moving forward.

Both the management team and the Board believe that the plan we have in place now has real potential for increasing shareholder value over time – centered on our core commercial product, Inbrija for Parkinson’s disease and also on very careful management of expenses and the capital structure.

Now speaking as a fellow shareholder, I believe that voting for Proposal One is critically important to shareholders’ best interests. At our Special Shareholders Meeting on July 31st, about 80% of the votes cast were in favor of Proposal One. In addition, the two major proxy advisory services in the country, Glass Lewis and ISS, both came out recommending a “FOR” vote for Proposal One.

The situation is this: this particular proposal requires not just a majority of votes cast, but a majority of all of our outstanding shares – and that’s why it’s critically important that every shareholder vote, regardless of how many or few shares you may have had at the record date of June 29th. So, I urge you to please go to proxyvote.com, enter your Control Number that you received in the proxy solicitation emails or mailings that you received, and vote “FOR” Proposal One.

I thank you for your support.